Exhibit 19.1

GLOBAL POLICY 05: INSIDER TRADING

EFFECTIVE DATE: November 25, 2024

1	Introduction
1.1	Purpose

This Policy outlines Passage Bio’s policy and procedures regarding the trading of Passage Bio securities and handling of material nonpublic information related to Passage Bio.

There are federal and state securities laws governing (i) the trading of Passage Bio securities while in the possession of material nonpublic information related to Passage Bio and (ii) the disclosure of material nonpublic information related to Passage Bio to any outside person.

Complying with this Policy enables us to prevent the appearance of improper trading or tipping and demonstrate our commitment to conducting business in line with our values.

A C T W I T H	P A T I E N T S F I R S T	C O M M I T T O
I N T E G R I T Y		E X C E L L E N C E

1.2	Scope

This Policy applies to:

WHO:

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All Passage Bio employees, officers, or directors, as well as their immediate family members and others living in their households (referred to in this Policy as “employees, officers or directors”). An “immediate family member” under this Policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person security holder, and includes any person (other than a tenant or employee) sharing the household of that person. Employees, officers and directors are responsible for ensuring compliance by their immediate families and other members of their households.

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Other entities (partnerships, trusts, and corporations) that are affiliated or associated with such persons. An affiliate is someone who directly or indirectly controls or is controlled by or is under common control with such person. An associate is (i) a corporation or organization (other than Passage Bio or a majority-owned subsidiary of Passage Bio) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or (ii) any trust in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity.

This Policy does not apply to any venture capital fund or other entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) other than for an employee, officer or director’s own account if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

WHAT:

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This Policy applies to any and all transactions in Passage Bio securities, including shares of its Common Stock and options to purchase Common Stock (as described in more detail in below), however acquired, and any other type of securities that Passage Bio may issue, such as shares of preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.

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This Policy will be delivered to all employees, officers and directors, and to new hires at the start of their employment or relationship with Passage Bio. Receipt of or training on this Policy is a record of an employee, officer, or director’s consent to comply with the terms of this Policy, and will constitute consent for Passage Bio to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to Passage Bio’s transfer agent to enforce compliance with this Policy. As discussed in Section 1.4 below, sanctions for individuals may include demotion or other disciplinary actions, up to and including termination of employment, if Passage Bio has a reasonable basis to conclude that this Policy has been violated. Section 16 Parties, as defined in Section 2.1, may be required to certify compliance with this Policy on an annual basis.

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This Policy allows for trades by employees, officers and directors made in compliance with Rule 10b5-1 (“Rule 10b5-1”) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”), subject to the approval of the Compliance Officer (as defined in this Policy).

•	Passage Bio may change this Policy or procedures or adopt such other procedures in the future as deemed appropriate in order to carry out the purposes of this Policy.
1.3	Related Requirements

In addition to the guidance outlined in this Policy, Passage Bio Representatives must adhere to all other applicable Passage Bio policies, procedures, and SOPs, including, but not limited to:

FUNCTION	RESOURCES
Key Terms and Definitions: Key terms in this Policy are capitalized and defined in Passage Bio’s Glossary.
Global	• Code of Conduct

1.4	Responsibility for Compliance

All Passage Bio Representatives are required to comply with this Policy and must complete any associated required training in a timely manner. Non-compliance may result in disciplinary action up to and including termination of employment. Third parties acting on behalf of Passage Bio are subject to the terms and conditions of their agreement.

POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS:

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million and serve a jail term of up to 20 years. Passage Bio and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under Passage Bio’s control. It is not necessary for Passage Bio to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

Any required deviation from this Policy must be approved in advance and documented by Legal / Compliance.

REPORTING OF VIOLATIONS:

Any employee, officer or director who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Compliance Officer or the Chief Financial Officer. Upon learning of any such violation, the Compliance Officer or the Chief Financial Officer, in consultation with Passage Bio’s legal counsel, will determine whether Passage Bio should release any material nonpublic information, or whether Passage Bio should report the violation to the SEC or other appropriate governmental authority.

Passage Bio maintains an open environment in which individuals can report, without fear of retaliation, any conduct that may be in violation of this Policy. If you know of a situation that may be a violation of this Policy, please contact your manager, the Compliance Officer,

Report Policy Violations Compliance Hotline: 1-833-976-2025 Website: https://www.whistleblowerservices.com/passagebio
Chief Financial Officer, or report the situation anonymously using Passage Bio’s Compliance Hotline or website. For more information, see the Whistleblower and Complaint Policy.

2	Policy

It is illegal for Passage Bio employees, officers, or directors to trade in Passage Bio securities while in the possession of material nonpublic information about Passage Bio. It is also illegal for Passage Bio employees, officers, or directors to disclose material nonpublic information to others who may trade on the basis of that information

2.1	Roles and Responsibilities

Section 16 Parties

Passage Bio has designated individuals listed in Exhibit A as the officers (as defined in Section 16 of the Exchange Act) and directors who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act, and the underlying rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). Each person listed in Exhibit A is referred to

Must Obtain Prior Approval Section 16 Parties must obtain prior approval of all trades in Passage Bio’s securities from the Compliance Officer.

herein as a “Section 16 Party.” Section 16 Parties must obtain prior approval of all trades in Passage Bio securities from the Compliance Officer in accordance with the procedures set forth in this Policy. Passage Bio will amend Exhibit A as necessary to reflect changes to the list of Section 16 Parties.

Access Persons

Passage Bio has designated individuals listed in Exhibit B as the persons who have regular access to material nonpublic information in the normal course of their duties for Passage Bio (other than Section 16 Parties). Each person listed in Exhibit B is referred to herein as an “Access Person.” Access Persons must obtain prior approval of all trades in Passage Bio securities from the Compliance

Must Obtain Prior Approval Access Persons must obtain prior approval of all trades in Passage Bio’s securities from the Compliance Officer.
Officer in accordance with the procedures set forth in this Policy. Passage Bio will amend Exhibit B as necessary to reflect changes to the list of Access Persons.

Insider Trading Compliance Officer

Passage Bio’s General Counsel is designated as the Insider Trading Compliance Officer (“Compliance Officer”). If the General Counsel is not available, the Chief Financial Officer shall be authorized to serve as the Compliance Officer in the interim. The Compliance Officer will review and either approve or prohibit all proposed trades by Section 16 Parties or Access Persons in accordance with this Policy, except with respect to proposed trades by the General Counsel when also serving as the Compliance Officer – in this case, any such proposed trades must be approved by the Chief Financial Officer. The Compliance Officer may consult with Passage Bio’s outside legal counsel if needed.

In addition to the trading approval duties described below, the duties of the Compliance Officer will include:

•	Administering and interpreting this policy and monitoring and enforcing compliance with this Policy and associated procedures.
•	Designating and announcing special trading blackout periods during which no designated employees, officers or directors may trade in Passage Bio securities.
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Establishing processes that ensure all Passage Bio employees, officers, directors, and other such persons who the Compliance Officer determines may have access to material nonpublic information are provided copies of or training on this Policy and associated procedures.

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Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations declared thereunder, and Rule 144 under the Securities Act of 1933, as amended (“Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Passage Bio securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

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Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations, subject to approval by Passage Bio’s Board of Directors (the “Board”) or a duly authorized committee thereof.

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Maintaining for Passage Bio records originals or copies of all documents required by this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

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Maintaining the accuracy of the list of Section 16 Parties as attached in Exhibit A and the list of Access Persons as attached in Exhibit B and updating such lists as necessary to reflect additions or deletions.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

2.2	Material Nonpublic Information

“Material” Information

Information about Passage Bio is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about Passage Bio. The SEC has stated there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be

Material Information Is… Any type of information (both positive and negative) that could reasonably be expected to affect the market price of Passage Bio’s securities.
qualitatively material if they would result in a movement in the price of Passage Bio’s securities. Material information includes, but is not limited to, the following examples:

•	Results or material data from clinical or pre-clinical testing or trials, or other significant development milestones
•	Significant communications to or from regulatory agencies, or other significant regulatory developments
•	Initiation of a new clinical trial for a product candidate
•	Financial performance, such as quarterly and year-end operating results, and changes in financial performance or liquidity
•	Restatements of the Passage Bio’s historical financial statements
•	Operational metrics, such as employee counts and distribution by geography or function
•	Significant cybersecurity incidents or data breaches
•	Entry into a new strategic relationship or partnership, and termination of existing strategic relationships or partnerships
•	Potential mergers, acquisitions or material sales of Passage Bio assets or subsidiaries
•	Developments regarding suppliers or partners, such as the acquisition or loss of a significant contract or a development agreement
•	Stock splits, public or private securities and/or debt offerings or issuances of dividends or other information relating to Passage Bio’s securities
•	Entry into a new, or cancellation of, a major strategic relationship
•	Introduction of new product candidates
•	Initiation of a significant lawsuit
•	Significant changes in senior management

“Nonpublic” Information

Material information is “nonpublic” if it has not been widely disseminated to the public, for example, through major newswire services, national news services, webcasts or financial news services. For the purposes of this Policy, information will be considered public (i.e., no longer “nonpublic”) after two full trading days following Passage Bio’s widespread public release of the information.

If in doubt about whether information is material or nonpublic, consult the Compliance Officer for guidance before trading in any Passage Bio securities.

2.3	Prohibited Activities

MUST NOT

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Passage Bio employees, officers, or directors must not trade Passage Bio securities while in the possession of material nonpublic information about Passage Bio (except as permitted by the Exception for Transfers section below). It does not matter that there may be a justifiable reason for a purchase or sale apart from the nonpublic information; if an individual has material nonpublic information, the prohibition still applies.

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Passage Bio employees, officers, or directors must not disclose material nonpublic information about Passage Bio to any outside person who may trade on the basis of that information (including family members, analysts, individual investors and members of the investment community and news media), unless required as part of their regular duties or authorized by the Compliance Officer. Provided that a director may disclose such information to his or her affiliates so long as such affiliates have established their own insider trading controls and procedures in compliance with applicable securities laws. In any instance in which such information is disclosed to outsiders, Passage Bio will take such steps as are necessary to preserve the confidentiality of the information.

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Passage Bio employees, officers, or directors may not give trading advice of any kind about Passage Bio to anyone while possessing material nonpublic information about Passage Bio, except that employees, officers or directors should advise others not to trade if doing so might violate the law or this Policy. Provided that a director may provide such advice to his or her affiliates so long as such affiliates have established their own insider trading controls and procedures in compliance with applicable securities laws. Passage Bio strongly discourages all employees, officers and directors from giving trading advice concerning Passage Bio to third parties even when the employees, officers and directors do not possess material nonpublic information.

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Passage Bio employees, officers, or directors may not trade in Passage Bio securities outside of the applicable “trading windows” described in this Policy. No employee, officer or director may trade in Passage Bio securities during any special trading blackout periods designated by the Compliance Officer that are applicable to such employee, officer or director (except as permitted by the Exception for Transfers section below).

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Passage Bio employees, officers or directors may not make a gift or other transfer without consideration of Passage Bio securities during a period when that employee, officer or director is not permitted to trade (except as permitted by the Exception for Transfers section below).

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Section 16 Parties or Access Persons may not trade in Passage Bio securities unless the trade has been approved by the Compliance Officer in accordance with this Policy.

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The Compliance Officer may not trade in Passage Bio securities unless the trade has been approved by the Chief Financial Officer in accordance with this Policy (except as permitted by the Exception for Transfers section below).

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Passage Bio employees, officers, or directors may not engage in hedging or monetization transactions, acquire, sell, or trade in any interest or position relating to Passage Bio securities, such as a put option, a call option, or a short sale (including a short sale “against the box”).

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Passage Bio employees, officers, or directors may not (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company obtained in the course of service as an employee, officer or director, (b) “tip” or disclose such material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while

Passage Bio employees, officers, or directors may not participate, in any manner other than passive observation, in any of the investment or stock-related Internet “chat” rooms, blogs, social media sites or message boards relating to Passage Bio.

Passage Bio employees, officers, or directors may not use or pledge Passage Bio securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by the Compliance Officer.

Any entity over which a Passage Bio employee, officer or director has or shares voting or investment control may not distribute securities of Passage Bio to its limited partners, general partners or stockholders during a period when the employee, officer or director is not permitted to trade, unless the limited partners, general partners or stockholders of that entity have agreed in writing to hold the securities until the trading window described in this Policy is first open.

possessing such material nonpublic information about that company; provided that a director may provide such advice to his or her affiliates so long as such affiliates have established their own insider trading controls and procedures in compliance with applicable securities laws.

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Passage Bio employees, officers, or directors may not participate, in any manner other than passive observation, in any of the investment or stock-related Internet “chat” rooms, blogs, social media sites or message boards relating to Passage Bio.

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Passage Bio employees, officers, or directors may not use or pledge Passage Bio securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by the Compliance Officer.

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Any entity over which a Passage Bio employee, officer or director has or shares voting or investment control may not distribute securities of Passage Bio to its limited partners, general partners or stockholders during a period when the employee, officer or director is not permitted to trade, unless the limited partners, general partners or stockholders of that entity have agreed in writing to hold the securities until the trading window described in this Policy is first open.

2.4	External Inquiries

Passage Bio will only disclose material information to the public in accordance with its Corporate Communications Policy in order to avoid inappropriate publicity and to ensure that all such information is communicated in a way that is reasonably designed to provide broad, non-exclusionary distribution of information to the public. All inquiries or calls from the press, investors and financial analysts should be referred to a designated Passage Bio spokesperson. Refer to the Corporate Communications Policy for details.

2.5	Trading Windows and Blackout Periods

Trading Windows for Section 16 Parties and Access Persons

After obtaining trading approval from the Compliance Officer in accordance with this Policy, Section 16 Parties listed in Exhibit A and Access Persons listed in Exhibit B may trade in Passage Bio securities only during the period beginning after the second trading day following Passage Bio’s widespread public release of quarterly or year-end operating results, and ending at the close of trading on the last day of the then-current quarter, as long as they are not in possession of material nonpublic information or subject to any special trading blackout.

Trading Windows for Employees

All employees who are not Section 16 Parties or Access Persons may trade in Passage Bio securities only during the period beginning after the second trading day following Passage Bio’s widespread public release of quarterly or year-end operating results, and ending at the close of trading on the last day of the then-current quarter, as long as they are not in possession of material nonpublic information or subject to any special trading blackout. Employees who are not Section 16 Parties or Access Persons do not need to obtain approval from the Compliance Officer prior to trading.

Blackout Periods

The Compliance Officer may designate special trading blackouts that apply to particular individuals or groups of persons for such time as is determined by the Compliance Officer. No employee, officer or director may trade in Passage Bio securities outside of the applicable trading windows or during any special blackout periods that the Compliance Officer may designate. In addition, no employee, officer or director may disclose to any outside party that a special blackout period has been designated.

No Trading During Trading Windows While in the Possession of Material Nonpublic Information

   No employee, officer or director possessing material nonpublic information concerning Passage Bio may trade in Passage
Bio securities even during open trading windows. Persons possessing such information may trade during a trading window only after the second full trading day following Passage Bio’s widespread public release of the information.

2.6	Exception for Transfers

The restrictions outlined in this Policy shall not prohibit transfers of Passage Bio securities made pursuant to a written contract, letter of instruction or plan that is established by a Section 16 Party, or by an Access Person, and: (a) complies with the requirements of Rule 10b5-1 (“Rule 10b5-1 Plan”), (b) has been approved by the Compliance Officer at least 30 days in advance of the first trade and (c) with respect to which the Compliance Officer has received the certification referred to Section 2.7 “Procedures for Approving Trades” of this Policy. No such approval by the Compliance Officer shall be considered the Compliance Officer’s or Passage Bio’s approval that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1. It shall be the sole responsibility of the person establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1. Passage Bio reserves the right to prevent any transactions in Passage Bio securities, even those pursuant to a Rule 10b5-1 Plan, if the Compliance Officer determines that prevention of such transaction is necessary to comply with securities law or contractual obligations.

2.7	Procedures for Approving Trades

Section 16 Parties and Access Persons

Except as covered in Section 2.6 “Exception for Transfers” of this Policy, Section 16 Parties or Access Persons may not trade in Passage Bio securities, until:

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The person proposing to trade has printed, completed and emailed to the Compliance Officer a signed PDF copy of the form attached as Exhibit C, no earlier than five business days prior to the proposed trade(s); and

•	The Compliance Officer has approved the trade(s) via email.

Section 16 Parties or Access Persons must notify the Compliance Officer promptly via email of any changes to the certification in Exhibit C that, as of the time of the submission of the certification in Exhibit C and as of the proposed trade date, such person is not in possession of material nonpublic information.

Rule 10b5-1 Plans

No trades shall be treated as having been made pursuant to a Rule 10b5-1 Plan under this policy unless:

•	The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1;
•	The Compliance Officer has approved the Rule 10b5-1 Plan, and has certified such approval in writing at least 30 days in advance of the first trade thereunder; and
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You have certified to the Compliance Officer in writing, no earlier than two business days prior to the date that the Rule 10b5-1 Plan is formally adopted (and shall not have withdrawn such certification prior to such adoption), that as of such date and as of the adoption date of the Rule 10b5-1 Plan:

o

You are not in possession of material nonpublic information, as contemplated in Rule 10b5-1, concerning Passage Bio and all such trades to be made pursuant to the Rule 10b5-1 Plan will be made in accordance with Section 16 of the Exchange Act and Rule 144 of the Securities Act to the extent such Sections are applicable;

o	all trades to be made pursuant to the 10b5-1 Plan will be in accordance with applicable SEC rules;
o	you are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act; and
o	you will act in good faith with respect to the Rule 10b5-1 Plan throughout its duration.

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This certification may be made in an email to the Compliance Officer. You must notify the Compliance Officer promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the Rule 10b5-1 Plan have or will render such certification to be inaccurate as of that time.

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The first trade under the Rule 10b5-1 Plan does not occur (i) for a Section 16 Party: until the later of (A) ninety (90) days after adoption of the Rule 10b5-1 Plan and (B) two (2) business days following the disclosure of Passage Bio’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted that discloses Passage Bio’s financial results (but not to exceed 120 days following the adoption of the Rule 10b5-1 Plan); and (ii) for persons other than Section 16 Parties: thirty (30) days after adoption of the Rule 10b5-1 Plan, in each case, following the Compliance Officer’s approval of the Rule 10b5-1 Plan. These waiting periods are collectively referred to as the “Cooling-Off Period.”

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The Rule 10b5-1 Plan is not a single-trade Rule 10b5-1 Plan adopted during the 12-month period immediately following the person’s adoption of another single-trade Rule 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1, which are provided for you in Exhibit D.

•	The Rule 10b5-1 Plan is adopted during a Trading Window and not during any Blackout Period.
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A person may have no more than one Rule 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the exceptions noted in Rule 10b5-1, which are provided for you in Exhibit D. One of these exceptions is for plans authorizing certain “sell-to-cover” transactions.

Approval of a Rule 10b5-1 Plan by the Compliance Officer and/or an acknowledgment of a Rule 10b5-1 Plan by Passage Bio shall not be considered a determination by us, the Compliance Officer, or Passage Bio that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1.

Modifying a Rule 10b5-1 Plan

Once you have an approved Rule 10b5-1 Plan in place, you will need approval from the Compliance Officer to make certain changes to it. Modifying or changing the amount, price, or timing of the purchase or sale of our securities underlying the Rule 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating your existing Rule 10b5-1 Plan and entering into a new Rule 10b5-1 Plan. As a result, the approval process for a Plan Modification is the same as the approval process for initially adopting a Rule 10b5-1 Plan, including being subject to a new Cooling-Off Period. Passage Bio discourages you from making multiple Plan Modifications, as that may give the appearance that you are trading on material, nonpublic information under the guise of that plan. Plan Modifications can only be made during a Trading Window and not during any Blackout Period and only when you are not in possession of material, nonpublic information. For other modifications to a Rule 10b5-1 Plan, you must notify the Compliance Officer of such modification in writing at least two business days prior to the modification and such modification must be approved by the Compliance Officer.

Terminating a Rule 10b5-1 Plan

Once you have an approved Rule 10b5-1 Plan in place, you will need approval from the Compliance Officer to terminate it.

No Obligation to Approve Trades

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested by Section 16 Parties or Access Persons or to approve any Rule 10b5-1 Plan. The Compliance Officer may reject any trading requests or Rule 10b5-1 Plans at his or her sole reasonable discretion.

2.8	Employees Stock Purchase and Equity Incentive Plans

Employee Stock Purchase Plan

The trading prohibitions and restrictions set forth in this Policy do not apply to periodic wage withholding contributions by Passage Bio or employees to Passage Bio’s Employee Stock Purchase Plan that is used to purchase Passage Bio securities pursuant to the employees’ advance instructions. Employees, other than Section 16 Officers, may make changes in elections under the Employee Stock Purchase Plan at any time, including outside of a trading window or during a blackout period. Section 16 Parties may make changes in elections under the Employee Stock Purchase Plan at any time; provided, however, they may not make any decrease in their elections under, or withdraw from, the Employee Stock Purchase Plan outside a trading window or during a blackout period. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of this Policy.

Restricted Stock Units

The trading prohibitions and restrictions set forth in this Policy do not apply to sales of Passage Bio’s Common Stock made upon the vesting of restricted stock units for the purpose of satisfying tax withholding obligations to the extent required by the agreements covering such restricted stock units or policies adopted by the Board or a committee thereof.

Stock Option Plans

The trading prohibitions and restrictions of this Policy apply to all sales of securities acquired upon the exercise of options to purchase Passage Bio stock (including the sale of securities to perform a broker-assisted cashless exercise of an option), but not to the acquisition of Passage Bio stock by such exercise.

2.9	Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations (e.g., contractual restrictions on the sale of securities, short-swing trading liability by Section 16 Parties or restrictions on the sale of securities subject to Rule 144 under the Securities Act). If uncertain whether other prohibitions or restrictions apply, consult the Compliance Officer.

2.10	Addressing Violations

Upon learning of a violation of this Policy, the Compliance Officer or the Chief Financial Officer, in consultation with Passage Bio’s legal counsel, will determine whether Passage Bio should release any material nonpublic information, or whether Passage Bio should report the violation to the SEC or other appropriate governmental authority.

2.11	Changes to this Policy

The Board reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules and regulations. For the avoidance of doubt, unless explicitly stated by the Board, any waiver, amendment or modification of the Policy by the Board shall not be considered a waiver of Passage Bio’s Code of Conduct and Ethics.

2.12Trading by Passage Bio

Passage Bio will not transact in its own securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable Nasdaq listing standards.

2.13	Effective Date

The effective date of this Policy is November 25, 2024. The amendments to this Policy would not apply to any existing 10b5-1 Plan that was entered into prior to November 25, 2024, except to the extent that a Plan Modification is made to such plan after the effective date of this Policy.